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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE

                            REMEC, INC. ANNOUNCES INTENT
                           TO ACQUIRE STM WIRELESS, INC.

SAN DIEGO, CA -- April 14, 1999 -- REMEC, Inc. (Nasdaq: REMC) today announced that it had entered into a letter of intent with STM Wireless, Inc. which provides for the merger of STM with REMEC or a subsidiary of REMEC. The merger will be structured as a tax-free, pooling of interests transaction. Each stockholder of STM will receive one share of REMEC common stock for every 3.8 shares of STM common stock currently owned by the stockholder.

The transaction is subject to the preparation and execution of a definitive merger agreement, final approval of the board of directors of STM and REMEC, approval by STM stockholders and other customary terms and conditions. The parties intend to proceed to a definitive merger agreement as soon as practicable.

Emil Youssefzadeh, Chief Executive Officer of STM, commented "We have been working closely with REMEC for over three years. They are responsible for the implementation and manufacture of our innovative SpaceWeb and SpacePhone terminals. We believe that the melding of our international communications market presence, product concepts and systems capability with the design and manufacturing prowess of REMEC and its strong financial resources will allow STM to reach its full potential."

Commenting on the proposed merger, Ronald Ragland, REMEC's Chairman and Chief Executive Officer, said "The merging of REMEC and STM is a further step in our strategy to vertically integrate our capabilities to the systems and product level. We expect to achieve substantial synergies in the combination of our talented teams."

REMEC is a leader in the design and manufacture of microwave multi-function modules for microwave transmission systems used in the commercial wireless telecommunications market and defense applications.

CONTACT:  Michael McDonald of REMEC, Inc., 619 560-1301


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